Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Second Quarter 2024 Results
Raises Full Year Revenue and Maintains Adjusted EBITDA Guidance Excluding Aqua Divestiture

•Second Quarter 2024 Financial Results
◦Revenue of $1,184 million
◦Reported Net Loss of $50 million, Adjusted Net Income of $147 million
◦Adjusted EBITDA of $275 million, or 23.2% of Revenue
◦Reported EPS of $(0.10), Adjusted EPS of $0.30
◦Net leverage ratio of 5.6x Adjusted EBITDA
◦Year over year growth rates are meaningfully impacted by a shift in customer purchasing related to the ERP Blackout in 2023, with an estimated $90 to $110 million of revenue shift from the second quarter of 2023 into the first quarter of 2023
•Updating full year 2024 financial guidance to reflect aqua divestiture and expected contribution from Bovaer and Zenrelia:
◦Revenue of $4,410 to $4,460 million, with organic constant currency growth raised to 3% to 4%
◦Reported Net Income of $314 to $352 million; Reported EPS of $0.63 to $0.71
◦Adjusted EBITDA of $900 to $940 million; Adjusted EPS of $0.88 to $0.96
•Completed sale of aqua business in July, resulting in $1.2 billion of debt paydown in the third quarter of 2024
•Zenrelia, a JAK inhibitor targeting control of pruritus and atopic dermatitis in dogs, has been submitted to the FDA, initiating the final 60-day administrative review period with approval expected in late September

GREENFIELD, Ind (August 8, 2024) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the second quarter of 2024, provided guidance for the third quarter of 2024, and updated guidance for the full year 2024.

"Elanco made significant progress on the three strategic outcomes of our IPP strategy in the second quarter – grow revenue, deliver innovation and improve cash. The second quarter represents our fourth consecutive quarter of underlying constant currency revenue growth, with 4% year-to-date growth driven by both pet health and farm animal. Our portfolio continues to strengthen with contributions from new products as a key factor in our base stabilization and overall growth, led by Experior, Adtab and Credelio Plus. Our first half results have allowed us to raise our full year revenue guidance and maintain our adjusted EBITDA guidance, excluding aqua, and maintain adjusted EPS guidance with lower interest and tax expense fully offsetting aqua,” said Jeff Simmons, Elanco President and CEO. “We are pleased with the meaningful progress to reduce our leverage following the completion of the aqua transaction. We are encouraged by our late-stage pipeline progress, including the completion of the FDA review of Bovaer and the final FDA submission for Zenrelia, keeping us on track towards the expected $600 to $700 million of revenue contribution in 2025. Looking forward, we remain confident in the blockbuster potential of

Bovaer, Zenrelia and Credelio Quattro, and expect their contribution will improve profitability and operating cash flow to drive continued deleveraging and increased value creation over time.”

Select Business Highlights Since the Last Earnings Call

•Innovation revenue was $209 million in the first half of 2024 and the company now expects $400 to $450 million from this group of products for the full year 2024, as updated in late June.
•For Bovaer, a first-in-class methane reducing feed ingredient for dairy cattle, the U.S. Food and Drug Administration (FDA) completed its comprehensive, multi-year review in May 2024. Commercial activities are underway, and we expect producers to begin feeding the product in the third quarter.
•For Zenrelia, a JAK inhibitor targeting control of pruritus and atopic dermatitis in dogs, the company confirmed in its late June update that it received confirmation from the FDA that all major technical sections (Effectiveness, Safety and Chemistry, Manufacturing, and Controls (CMC)) were complete and shared expectations of a box warning in the label. As of late July, all minor sections including Labeling, are complete with the FDA and the final 60-day administrative window is underway. The company expects to receive final FDA approval late in September, with launch in early October. Additionally, the company received approval in Brazil in the second quarter, with expected launch in the fourth quarter of 2024.
•For Credelio Quattro, a broad spectrum oral parasiticide targeting control of fleas, ticks and internal parasites, the company confirmed in its late June update that two of the three major technical sections, Effectiveness and Safety, were complete. Final FDA approval is expected in the fourth quarter of 2024, with product launch in the first quarter of 2025.
•The company completed the sale of its aqua business on July 9, 2024. Proceeds from the sale and year to date operating cash flow have allowed the company to pay down approximately $1.3B in gross debt through August 8, 2024.
•The company released its 2023 Environmental, Social and Governance Report, demonstrating progress in the sustainability of its internal operations and customer collaborations.

Financial Results
In April 2023, the company completed the successful integration of the legacy Bayer Animal Health business into Elanco’s ERP system and shared service center network. As a result of the integration, the company communicated commercial shipping blackout periods impacting April 2023 (the “ERP Blackout”). As reported last year, the company believes the first quarter of 2023 benefited from approximately $90 to $110 million of customer purchases of legacy Bayer Animal Health products that were shifted from the second quarter of 2023. This estimated shift meaningfully impacted the reported growth rates for the second quarter of 2024.

Second Quarter Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	CC Change[1] (%)

Pet Health	$579	$518	12%	13%
Farm Animal	$594	$527	13%	14%
Cattle	$257	$210	22%	22%
Poultry	$198	$178	11%	14%
Swine	$90	$89	1%	2%
Aqua	$49	$50	(2)%	0%
Contract Manufacturing	$11	$12	(8)%	(8)%
Total Revenue	$1,184	$1,057	12%	13%
Reported Net Loss	$(50)	$(97)	(48)%
Adjusted EBITDA	$275	$222	24%
Reported EPS	$(0.10)	$(0.20)	(50)%
Adjusted EPS	$0.30	$0.18	67%
1 CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding.

The following table summarizes the estimated impact on year over year growth rates from the ERP Blackout on revenue:

Second Quarter Results (dollars in millions)	2024	CC Change[1] (%)	Estimated ERP Blackout Impact to Q2 2024 Growth (%)	Estimated ERP Blackout Impact to Q2 2023 ($)

Pet Health	$579	13%	13% to 14%	$(65) to $(80)
Farm Animal	$594	14%	Approx. 5%	$(25) to $(30)
Contract Manufacturing	$11	(8)%
Total Revenue	$1,184	13%	9% to 10%	$(90) to $(110)
1 CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding.

In the second quarter of 2024, revenue was $1,184 million, an increase of 12% on a reported basis, or 13% when excluding the unfavorable impact of foreign exchange rates compared to the second quarter of 2023. The ERP Blackout positively impacted growth by an estimated 9% to 10%.

Pet Health revenue was $579 million, an increase of 12% on a reported basis, or 13% when excluding the unfavorable impact of foreign exchange rates, with a 3% increase from price, compared to the second quarter of 2023. Excluding the estimated 13 to 14 percentage point tailwind from the ERP Blackout, year over year decline in the second quarter was primarily driven by continued competitive pressure on certain products in the U.S. veterinary channel and purchasing patterns of U.S. retailers impacting over-the-counter products, partially offset by sales of new products and improved demand for retail parasiticide products in certain European markets, including Spain.

The Advantage® Family of products, inclusive of AdTab, contributed $131 million, an increase of 29% excluding the impact from foreign exchange rates, with an estimated 27 percentage point tailwind from the ERP Blackout. Seresto® revenue was $103 million, an increase of 51% excluding the impact from foreign exchange rates, with an estimated 53 percentage point tailwind from the ERP Blackout.

Farm Animal revenue was $594 million, an increase of 13% on a reported basis, or 14% when excluding the unfavorable impact of foreign exchange rates, with a 4% increase from price, compared to the second quarter of 2023. Excluding the estimated 5 percentage point tailwind from the ERP Blackout, the year over year growth in the second quarter was primarily driven by strength in U.S. cattle, led by Experior and resupply of vaccines, and poultry sales globally, partially offset by declines in certain aqua products.

Gross profit was $689 million, or 58.2% of revenue in the second quarter of 2024 with a 70-basis point decline in gross profit as a percent of revenue compared to the second quarter of 2023. The decline was primarily driven by planned reduced throughput at certain manufacturing sites to reduce balance sheet inventory and improve operating cash flow, sales mix, and inflation, partially offset by the impact of the ERP Blackout and increased pricing. The company estimates the change in gross profit as a percent of revenue was positively impacted by 150 to 220 basis points from the ERP Blackout compared to the second quarter of 2023.

Total operating expenses were $443 million for the second quarter of 2024. Marketing, selling and administrative expenses were flat at $354 million, as savings associated with the completion of the ERP system implementation in the second quarter of 2023 were offset by higher employee related expenses and marketing and promotional expenses supporting our European pet health business. Research and development expenses increased 10% to $89 million, primarily driven by higher employee-related expenses and timing of project expenses.

Asset impairment, restructuring and other special charges were $80 million in the second quarter of 2024 compared to $35 million in the second quarter of 2023. Charges recorded in the second quarter of 2024 primarily related to an impairment charge related to a pet health IPR&D asset (IL-4R) for which management terminated future R&D activities due to concerns about the asset's future commercial viability and transaction costs associated with the sale of our aqua business. Charges recorded in the second quarter of 2023 primarily related to costs associated with integration efforts and external costs related to the acquisition of Bayer Animal Health.

Net interest expense was $65 million in the second quarter of 2024, a decrease of $9 million compared to the second quarter of 2023. The decrease was driven by lower debt.

The reported effective tax rate was (61.3)% in the second quarter of 2024, compared to (23.0)% in the second quarter of 2023. The adjusted effective tax rate decreased to 16.9% in the second quarter of 2024 compared to 19.9% in the second quarter of 2023, primarily driven by the benefit of certain state income tax credits and the jurisdictional location of Elanco profits.

The following table summarizes the estimated impact on year over year growth rates from the ERP Blackout on adjusted EBITDA and adjusted EPS:

Second Quarter Results (dollars in millions, except per share amounts)	2024	Change (%)	Estimated ERP Blackout Impact to Q2 2024 Growth (%)	Estimated ERP Blackout Impact to Q2 2023 ($)

Adjusted EBITDA	$275	24%	30% to 36%	$(70) to $(90)
Adjusted EPS	$0.30	67%	63% to 73%	$(0.11) to $(0.14)
Net loss for the second quarter of 2024 was $50 million and $0.10 per diluted share on a reported basis, compared with net loss of $97 million and $0.20 per diluted share for the same period in 2023. On an adjusted basis, net income for the second quarter of 2024 was $147 million, or $0.30 per diluted share, a 67% increase compared with the same period in 2023. Adjusted EBITDA was $275 million in the second quarter of 2024, a 24% increase compared to the second quarter of 2023. Adjusted EBITDA as a percent of revenue was 23.2% compared with 21.0% for the second quarter of 2023, an increase of 220 basis points.

Working Capital and Balance Sheet
Cash provided by operations was $200 million in the second quarter of 2024 compared to $61 million in the second quarter of 2023. The $139 million increase in cash from operations year over year reflects improved working capital, primarily related to inventory and lower project spend.

As of June 30, 2024, Elanco’s net leverage ratio was 5.6x adjusted EBITDA, flat compared to December 31, 2023. The company expects to end the year with a net leverage ratio in the mid-4x range.

First Half Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	CC Change[1] (%)

Pet Health	$1,218	$1,193	2%	2%
Farm Animal	$1,150	$1,100	5%	5%
Cattle	$501	$458	9%	9%
Poultry	$395	$361	9%	11%
Swine	$174	$191	(9)%	(8)%
Aqua	$80	$90	(11)%	(9)%
Contract Manufacturing	$21	$21	0%	1%
Total Revenue	$2,389	$2,314	3%	4%
Reported Net (Loss) Income	$(18)	$6	(400)%
Adjusted EBITDA	$569	$601	(5)%
Reported EPS	$(0.04)	$0.01	(500)%
Adjusted EPS	$0.63	$0.63	0%
1 CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding

In the first half of 2024, revenue was $2,389 million, an increase of 3% on a reported basis, or 4% excluding the unfavorable impact from foreign exchange rates, compared to the first half of 2023.

Pet Health revenue was $1,218 million, a 2% increase on a reported and constant currency basis, with a 3% increase from price, compared to the first half of 2023.

The Advantage® Family of products contributed $258 million, flat excluding the unfavorable impact from foreign exchange rates compared to the first half of 2023. Seresto revenue was $264 million, an increase of 6% excluding the unfavorable impact from foreign exchange rates, compared to the first half of 2023. Both products grew outside the U.S. but declined in the U.S. compared to the first half of 2023, primarily related to year over year purchasing patterns of several U.S. retailers.

Farm Animal revenue was $1,150 million, a 5% increase on a reported and constant currency basis, with a 2% increase from price compared to the first half of 2023.

Financial Guidance
Elanco is updating financial guidance for the full year 2024, summarized in the following table.

2024 Full Year (dollars in millions, except per share amounts)	May Guidance			August Guidance

Revenue	$4,460	to	$4,515	$4,410	to	$4,460
Reported Net (Loss) Income	$(45)	to	$(3)	$314	to	$352
Adjusted EBITDA	$960	to	$1,000	$900	to	$940
Reported (Loss) Earnings per Share	$(0.09)	to	$(0.01)	$0.63	to	$0.71
Adjusted Earnings per Share	$0.88	to	$0.96	$0.88	to	$0.96
The company is updating 2024 financial guidance to reflect the second quarter overperformance and updated expectations for the second half of the year, including the expected contribution from Bovaer and Zenrelia and the removal of the aqua business. Removing the expectations for the aqua business drove a guidance reduction of $107 million of revenue, $60 million of adjusted EBITDA, and $0.08 of adjusted EPS.

The company now anticipates revenue between $4.41 billion and $4.46 billion, with a headwind of approximately $30 million from the unfavorable impact of foreign exchange rates compared to the prior year. Excluding further contributions from the aqua business, the updated guidance reflects expected organic constant currency revenue growth of 3% to 4%, up from 2% to 3% in May, with improved expectations from new products compared to the May guidance.

The company now anticipates adjusted EBITDA of $900 million to $940 million, maintaining guidance from May excluding the aqua business. The organic business includes second half contribution from Bovaer and Zenrelia, offset by expected higher manufacturing losses and increased investment in product launches in the second half of the year compared to the May guidance.

The company now anticipates adjusted EPS of $0.88 to $0.96, reflecting the divestiture of the aqua business, and lower interest expense (approximately $0.06) as a result of debt paydown from the aqua sale proceeds and a lower tax rate.

"Our efforts to improve operating cash flow and focus on deleveraging are being realized. In early July, we successfully closed the sale of our aqua business as expected. With cash flow from operations and transaction proceeds subsequent to the end of the second quarter we have paid down approximately $1.3 billion of debt this year, with gross debt down to $4.5 billion,” said Todd Young, Executive Vice President and CFO of Elanco Animal Health. “I am proud of the cross-functional approach we have taken to diagnose, evaluate and deliver solutions to improve processes, reduce balance sheet inventory, and positively impact cash flow. Additionally, with the completion of our stand-up and integration phase, we are positioned to make additional progress to reduce leverage.”

The company is providing guidance for the third quarter of 2024, as summarized in the following table:

2024 Third Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,020	to	$1,050
Reported Net Income	$368	to	$396
Adjusted EBITDA	$140	to	$170
Reported Earnings per Share	$0.74	to	$0.80
Adjusted Earnings per Share	$0.09	to	$0.14

For the third quarter of 2024, the company anticipates revenue between $1.02 billion and $1.05 billion, with a headwind of approximately $20 million from the unfavorable impact of foreign exchange rates compared to the prior year. The company expects organic constant currency revenue growth of 1% to 3%.

The financial guidance reflects foreign currency exchange rates as of the beginning of August. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.
WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review second quarter financial and operational results, discuss third quarter and full year 2024 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2024 full year and third quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D) and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•manufacturing problems and capacity imbalances;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence (AI) in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility, changes in our credit ratings that lead to higher borrowing expenses and may restrict access to credit and changes in interest rates that may adversely affect our earnings and cash flows;
•changes in interest rates;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to our presence in foreign markets;
•risks related to currency rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plans not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposure;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to the modification of foreign trade policy;
•the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information; and
•risks related to environmental, health and safety laws and regulations.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.

We define organic revenue growth as revenue growth excluding prior year revenue from the aqua business, which we divested July 9, 2024.

We define project spend as cash costs associated with the independent company stand-up, Bayer business integration and Bayer ERP system integration.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$1,184	$1,057	$2,389	$2,314
Costs, expenses and other:
Cost of sales	495	434	1,010	928
Research and development	89	81	176	162
Marketing, selling and administrative	354	353	691	680
Amortization of intangible assets	131	136	264	270
Asset impairment, restructuring and other special charges	80	35	126	75
Interest expense, net of capitalized interest	65	74	131	138
Other expense, net	2	23	11	32
(Loss) income before income taxes	$(32)	$(79)	$(20)	$29
Income tax expense (benefit)	18	18	(2)	23
Net (loss) income	$(50)	$(97)	$(18)	$6
(Loss) earnings per share:
Basic	$(0.10)	$(0.20)	$(0.04)	$0.01
Diluted	$(0.10)	$(0.20)	$(0.04)	$0.01
Weighted-average shares outstanding:
Basic	494.2	492.6	493.7	491.8
Diluted	494.2	492.6	493.7	492.7

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sale of assets and related costs, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sale of assets and related costs, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income divided by the number of weighted-average shares outstanding for the periods ended June 30, 2024 and 2023.
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define the net leverage ratio as net debt divided by trailing twelve month adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended June 30, 2024 and 2023, to selected Non-GAAP adjusted information:

	Three months ended June 30, 2024			Three months ended June 30, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Amortization of intangible assets	131	131	—	136	136	—
Asset impairment, restructuring and other special charges (1)	80	80	—	35	35	—
Other expense, net (2)	2	(2)	4	23	21	2
(Loss) income before taxes	(32)	209	177	(79)	192	113
Income tax expense (3)	18	(12)	30	18	(5)	23
Net (loss) income	$(50)	$197	$147	$(97)	$187	$90
(Loss) earnings per share:
basic	$(0.10)	$0.40	$0.30	$(0.20)	$0.38	$0.18
diluted	$(0.10)	$0.40	$0.30	$(0.20)	$0.38	$0.18
Adjusted weighted average shares outstanding:
basic	494.2	494.2	494.2	492.6	492.6	492.6
diluted	494.2	497.1	497.1	492.6	492.6	492.6
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses adjusted (i.e., "non-GAAP") financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)Adjustments to certain GAAP reported measures for the three months ended June 30, 2024 and 2023, include the following:
(1)Adjustments of $80 million for the three months ended June 30, 2024, principally included a $53 million impairment charge related to a pet health IPR&D asset (IL-4R) for which management terminated future R&D activities due to concerns about the asset's future commercial viability and $10 million of transaction costs associated with the sale of our aqua business. Adjustments of $35 million for the three months ended June 30, 2023, related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health.
(2)Adjustments of $2 million for the three months ended June 30, 2024, related to a gain on the divestiture of a non-material product line, partially offset by the impact of hyperinflationary accounting in Turkey. Adjustments of $21 million for the three months ended June 30, 2023, primarily related to an accrual of $15 million for a potential settlement of the Seresto class action lawsuits, as well as the impact of hyperinflationary accounting related to Turkey.
(3)Adjustments of $12 million for the three months ended June 30, 2024, represented the income tax expense associated with the adjusted items discussed above. Adjustments of $5 million for the three months ended June 30, 2023, represented the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($8 million).

	Three Months Ended June 30,
	2024	2023
As reported diluted EPS	$(0.10)	$(0.20)
Amortization of intangible assets	0.26	0.28
Asset impairment, restructuring and other special charges	0.16	0.07
Other expense, net	0.00	0.04
Subtotal	0.42	0.39
Tax impact of adjustments (1)	(0.02)	(0.01)
Total adjustments to diluted EPS	$0.40	$0.38

Adjusted diluted EPS (2)	$0.30	$0.18
Numbers may not add due to rounding.
(1) 2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.01 per share).
(2)    Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the six months ended June 30, 2024 and 2023, to Selected Non-GAAP Adjusted information:

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1)	$1,010	$—	$1,010	$928	$1	$927
Amortization of intangible assets	264	264	—	270	270	—
Asset impairment, restructuring and other special charges (2)	126	126	—	75	75	—
Other expense, net (3)	11	3	8	32	19	13
(Loss) income before taxes	(20)	393	373	29	365	394
Income tax (benefit) expense (4)	(2)	(61)	59	23	(61)	84
Net (loss) income	$(18)	$332	$314	$6	$304	$310
(Loss) earnings per share:
basic	$(0.04)	$0.68	$0.64	$0.01	$0.62	$0.63
diluted	$(0.04)	$0.67	$0.63	$0.01	$0.62	$0.63
Adjusted weighted-average shares outstanding:
basic	493.7	493.7	493.7	491.8	491.8	491.8
diluted	493.7	496.5	496.5	492.7	492.7	492.7
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses adjusted (i.e., "non-GAAP") financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the six months ended June 30, 2024 and 2023, include the following:
(1)Adjustments of $1 million for the six months ended June 30, 2023, primarily related to amortization of inventory fair value adjustments recorded from the acquisition of certain assets of NutriQuest.
(2)Adjustments of $126 million for the six months ended June 30, 2024, principally included the above noted $53 million IPR&D asset impairment charge, $43 million of costs associated with our restructuring plan announced in February 2024 and $17 million of transaction costs related to the sale of our aqua business. Adjustments of $75 million for the six months ended June 30, 2023, related to charges associated with the integration efforts and external costs related to the acquisition of Bayer Animal Health.
(3)Adjustments of $3 million for the six months ended June 30, 2024, primarily related to the impact of hyperinflationary accounting in Turkey and an increase in our accrual related to a possible resolution or settlement relating to our previously disclosed matter with the SEC, partially offset by a gain on the divestiture of a non-material product line. Adjustments of $19 million for the six months ended June 30, 2023, primarily related to an accrual of $15 million for a potential settlement of the Seresto class action lawsuits, as well as the impact of hyperinflationary accounting in Turkey.
(4)Adjustments of $61 million for the six months ended June 30, 2024, represented the income tax expense associated with the adjusted items discussed above and $13 million related to the partial release of a valuation allowance attributable to the anticipated sale of our aqua business. Adjustments of $61 million for the six months ended June 30, 2023, represented the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($12 million).

	Six Months Ended June 30,
	2024	2023
As reported diluted EPS	$(0.04)	$0.01
Amortization of intangible assets	0.53	0.55
Asset impairment, restructuring and other special charges	0.25	0.15
Other expense, net	0.01	0.04
Subtotal	0.79	0.74
Tax impact of adjustments (1)	(0.12)	(0.12)
Total Adjustments to diluted EPS	$0.67	$0.62

Adjusted diluted EPS (2)	$0.63	$0.63
Numbers may not add due to rounding.
(1)2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.02 per share).
(2)Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP net income (loss) for the three and six months ended June 30, 2024 and 2023, to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reported net (loss) income	$(50)	$(97)	$(18)	$6
Net interest expense	65	74	131	138
Income tax expense (benefit)	18	18	(2)	23
Depreciation and amortization	164	177	329	350
EBITDA	$197	$171	$440	$516
Non-GAAP adjustments:
Cost of sales	$—	$—	$—	$1
Asset impairment, restructuring and other special charges	80	35	126	75
Other expense, net	(2)	21	3	19
Accelerated depreciation and amortization (1)	—	(5)	—	(10)
Adjusted EBITDA	$275	$222	$569	$601
Adjusted EBITDA margin	23.2%	21.0%	23.8%	26.0%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated during the three and six months ended June 30, 2023. These assets became fully depreciated and amortized during the second quarter of 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of June 30, 2024:

Long-term debt	$5,463
Current portion of long-term debt	213
Less: Unamortized debt issuance costs	(43)
Total gross debt	5,719
Less: Cash and cash equivalents	416
Net Debt	$5,303

Elanco Animal Health Incorporated
Guidance

Reconciliation of 2024 full year reported EPS guidance to 2024 adjusted EPS guidance is as follows:

	Full Year 2024 Guidance
Reported earnings per share	$0.63	to	$0.71
Amortization of intangible assets	Approx. $1.05
Asset impairment, restructuring and other special charges(1)	$0.28	to	$0.32
Gain on divestiture	Approx. $(1.31)
Other expense, net	Approx. $0.03
Subtotal	$0.06	to	$0.10
Tax impact of adjustments	$0.16	to	$0.19
Total adjustments to EPS	Approx. $0.25
Adjusted earnings per share(2)	$0.88	to	$0.96
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to a pet health IPR&D asset (IL-4R) impairment charge recorded during the second quarter of 2024, charges related to the restructuring plan announced in February 2024 and acquisition integration and divestiture-related costs.
(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2024 full year reported net loss to 2024 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2024 Guidance
Reported net income	$314	to	$352
Net interest expense	Approx. $245
Income tax benefit	$179	to	$201
Depreciation and amortization	Approx. $655
EBITDA	$1,390	to	$1,449
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $150
Gain on divestiture	Approx. $(650)
Other income, net	Approx. $3
Adjusted EBITDA	$900	to	$940
Adjusted EBITDA margin	20.4%	to	21.1%

Reconciliation of 2024 third quarter reported EPS guidance to 2024 third quarter adjusted EPS guidance is as follows:

	Third Quarter 2024 Guidance
Reported earnings per share	$0.74	to	$0.80
Amortization of intangible assets	Approx. $0.26
Asset impairment, restructuring and other special charges (1)	$0.02	to	$0.04
Gain on divestiture	Approx. $(1.31)
Other expense, net	Approx. $0.03
Subtotal	$(1.00)	to	$(0.98)
Tax impact of adjustments	$0.34	to	$0.35
Total adjustments to EPS	$(0.66)	to	$(0.65)
Adjusted earnings per share (2)	$0.09	to	$0.14
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to costs associated with the divestiture of our aqua business and charges related to the restructuring plan announced in February 2024.
(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2024 third quarter reported net loss to Reconciliation of 2024 third quarter adjusted EBITDA guidance is as follows:

$ millions	Third Quarter 2024 Guidance
Reported net income	$368	to	$396
Net interest expense	Approx. $60
Income tax provision	$180	to	$192
Depreciation and amortization	Approx. $165
EBITDA	$772	to	$812
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $10
Gain on divestiture	Approx. $(650)
Adjusted EBITDA	$140	to	$170
Adjusted EBITDA margin	13.7%	to	16.2%